News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS THIRD QUARTER ORGANIC SALES, EPS AND CASH FLOW GROWTH

CINCINNATI, Apr. 30, 2009 - The Procter & Gamble Company (NYSE:PG) announced diluted net earnings per share of $0.84, up two percent for the January - March quarter and toward the high end of the Company’s guidance for the quarter. Core EPS, which excludes the net impact from the sale of the Folgers business, increased eight percent versus the prior year. Net sales were eight percent below the year-ago quarter at $18.4 billion due to a nine percent unfavorable foreign exchange impact. Organic sales were up one percent reflecting a six percent net benefit from pricing and mix, which offset lower volume.

“We delivered good third quarter results in a very challenging macroeconomic environment,” said Chairman of the Board and Chief Executive Officer A.G. Lafley. “We grew organic sales and EPS, maintained global value share and generated strong cash flow. Our near term efforts are focused on enhancing consumer value, driving productivity and simplification, and making the necessary investments for the future. We continue to invest at leadership levels in innovation, brand building, capacity and capabilities and are confident in our long term growth prospects.”

Executive Summary

•
Net sales declined eight percent to $18.4 billion for the quarter driven by unfavorable foreign exchange and lower shipment volume. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, were up one percent for the quarter.

•
Diluted net earnings per share increased two percent to $0.84 for the quarter, while net earnings were down four percent to $2.6 billion. Excluding the negative impacts of foreign exchange, diluted net earnings per share would have increased double digits. Core EPS was up eight percent versus the prior year.

•	Operating margin improved 30 basis points for the quarter as lower selling, general and administrative expenses (SG&A) more than offset a commodity cost-driven decline in gross margin.

•	The Company previously announced a 10 percent increase in quarterly dividends from $0.40 to $0.44 per share.

Key Financial Highlights

Net sales for the quarter decreased eight percent to $18.4 billion. Unfavorable foreign exchange reduced net sales by nine percent as the U.S. dollar appreciated versus key foreign currencies. Volume declined five percent for the quarter driven primarily by market contractions, continued trade inventory reductions, and volume share softness following price increases in certain categories.  These impacts were most acute across the Central & Eastern Europe/Middle East/Africa (CEEMEA) region, where price increases were necessary to maintain the structural economics of businesses due to the devaluation of local currencies, which increased the cost of dollar-denominated commodities. In total, price increases added seven percent to net sales and product mix had a negative one percent impact on net sales. Organic sales increased one percent led by the Baby Care and Family Care, the Fabric Care and Home Care, and the Snacks and Pet Care segments.

Operating margin increased 30 basis points, which included 60 basis points of incremental restructuring charges related to the Folgers transaction. The increase in operating margin was primarily due to lower SG&A which declined 13 percent for the quarter. SG&A as a percentage of net sales was down 170 basis points reflecting the benefit of lower marketing expenses while increasing media delivery. Gross margin was down 140 basis points as higher commodity costs and foreign exchange transaction impacts, primarily in developing regions, were partially offset by price increases and manufacturing cost savings.

Diluted net earnings per share were $0.84, an increase of two percent versus the prior year period. Net earnings decreased four percent for the quarter to $2.6 billion. Net earnings from continuing operations declined two percent to $2.6 billion reflecting the foreign exchange-driven decline in sales and earnings. Excluding the negative impacts of foreign exchange, diluted net earnings per share would have increased double digits. Net earnings from discontinued operations were $28 million consisting primarily of a legal settlement gain. Diluted net earnings per share growth exceeded net earnings growth due to the impact of share repurchase activity.

Operating cash flow was $4.3 billion for the quarter. Free cash flow, defined as operating cash flow less capital expenditures, was $3.5 billion and 136% of net earnings. Capital expenditures were four percent of net sales.

The Company noted that it previously announced a 10 percent increase in quarterly dividends from $0.40 to $0.44 per share. This is the 119th consecutive year P&G has paid a dividend, and the 53rd consecutive year the dividend has been increased.

Business Segment Discussion for the Quarter

The following provides perspective on the Company’s January - March quarter results by business segment.  These results reflect the Company’s decision to protect the long term structural profitability of the business, particularly in developing markets.  This necessitated a number of pricing actions to offset significant transaction-related foreign exchange impacts.  As stated earlier, these pricing actions, along with retailer and distributor destocking and slowing global market growth rates, negatively impacted volume, sales and net earnings results of the business segments.

Beauty GBU
•
Beauty net sales declined nine percent during the quarter to $4.3 billion. Organic sales were in line with the previous year period. Volume declined five percent primarily due to market softness in Prestige Fragrances and across the CEEMEA region. Unfavorable foreign exchange reduced net sales by nine percent, while price increases to offset higher commodity costs added five percent to net sales. Prestige Fragrances volume declined double digits as markets contracted and trade customers reduced inventory levels. Retail Hair Care volume was down low single digits as a double-digit decline in CEEMEA was partially offset by growth in most of the other regions. Volume in Professional Hair Care decreased double digits primarily due to market softness. Skin Care volume declined high single digits mainly due to trade inventory reductions and the divestiture of Noxzema. Net earnings declined 14 percent during the quarter to $504 million behind lower net sales and higher commodity costs, including foreign exchange impacts.

•
Grooming net sales were down 16 percent to $1.7 billion for the quarter. Organic sales declined four percent as volume declines of nine percent and unfavorable product mix of two percent were only partially offset by positive pricing of seven percent. Unfavorable foreign exchange reduced net sales by 12 percent. The volume decline was primarily due to market contractions and trade inventory reductions. Blades and Razors volume decreased high single digits as strong growth of Gillette Fusion was more than offset by declines of Mach3 and Venus. Braun volume was down double digits due to market contractions, trade inventory reductions and share softness in home appliances, particularly in developing regions. For the quarter, net earnings decreased 24 percent to $306 million primarily due to a foreign exchange driven decline in net sales and a reduction in gross margin, partially offset by lower SG&A as a percentage of net sales.

Health & Well-Being GBU
•
Net sales in Health Care decreased 12 percent for the quarter to $3.2 billion. Net sales were negatively impacted by unfavorable foreign exchange of eight percent, a unit volume decline of six percent and negative product mix of three percent. These impacts were partially offset by a positive pricing impact of five percent. Volume in Personal Health Care was down double digits due to a double-digit decline of Prilosec OTC from the loss of marketplace exclusivity in North America, the impact of a mild cold and flu season on Vicks and the ThermaCare divestiture. Pharmaceuticals volume declined high single digits primarily as a result of minor brand divestitures and generic competition in the U.S. weekly osteoporosis market. Feminine Care volume was down low single digits behind market contractions and trade inventory reductions, mainly in CEEMEA. Volume in Oral Care decreased low single digits primarily due to lower shipments of Crest in developing markets resulting from trade inventory reductions and market contractions. Net earnings for the quarter declined nine percent to $564 million mainly due to the decline in net sales driven primarily by foreign exchange impacts and a commodity cost-driven reduction in gross margin. These were partially offset by lower SG&A as a percentage of net sales and divestiture gains.

•
Snacks and Pet Care net sales declined four percent to $764 million during the quarter. Organic sales increased two percent behind strong growth of Pet Care. Positive pricing impacts of 10 percent more than offset a six percent reduction in unit volume and a negative product mix impact of two percent. Unfavorable foreign exchange reduced net sales by six percent. Volume in Snacks was down mid-single digits due primarily to a high base period which included the Rice Infusion initiative in Western Europe and Extreme Flavors initiative in North America, consumer responses to price increases, and trade inventory reductions. Pet Care volume declined mid-single digits behind consumption declines in response to price increases. For the quarter, net earnings decreased 14 percent to $51 million as a commodity cost-driven decline in gross margin, lower net sales, and a higher tax rate were partially offset by lower SG&A as a percentage of net sales.

Household Care GBU
•
Net sales in Fabric Care and Home Care were down six percent to $5.4 billion. Organic sales increased three percent for the quarter. Unfavorable foreign exchange of nine percent, a five percent reduction in unit volume and negative product mix of one percent each reduced net sales. Price increases added nine percent to net sales. Volume in Fabric Care declined mid-single digits as share declines and market contractions in key regions following price increases on Tide and Ariel more than offset an increase in Gain and Downy shipments. Home Care volume decreased low single digits as declines in Dawn, Cascade and Mr. Clean, following price increases, were partially offset by growth in Febreze and Swiffer. Batteries volume was down high single digits due to market contractions, share declines and lower demand from equipment manufacturers. Net earnings decreased seven percent to $726 million primarily due to a foreign exchange-driven decline in net sales and a higher tax rate.  These impacts were partially offset by higher operating margin as price increases, manufacturing cost savings and lower marketing expenses more than offset higher commodity costs.

•
Baby Care and Family Care net sales decreased two percent during the quarter to $3.5 billion.  Organic sales grew six percent on price increases of six percent. Unfavorable foreign exchange reduced net sales by eight percent. Volume was consistent with the prior-year period. Baby Care volume increased low single digits behind the UNICEF Vaccine Partnership initiative in Western Europe and a double-digit increase in Luvs shipments. Family Care volume decreased low single digits as higher shipments of Bounty were more than offset by lower shipments of Charmin. Net earnings declined 10 percent to $423 million primarily due to a foreign exchange impacts and a commodity cost-driven reduction in gross margin.

Fiscal Year Guidance

For the 2009 fiscal year, the Company expects organic sales to grow by two to three percent. Net sales are expected to be down two to four percent driven primarily by unfavorable foreign exchange of about five percent. Operating margin, which includes about 50 basis points of incremental Folgers-related restructuring charges, is expected to be consistent with the prior fiscal year.  The Company also stated that it is comfortable with analysts’ current consensus earnings per share estimate of $4.22 with a range of $4.20 to $4.25.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and competition law matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974
The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the January - March quarter is as follows:

Jan - Mar	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact	Organic Sales Growth
Beauty	-9%	-9%	0%	0%
Grooming	-16%	-12%	0%	-4%
Health Care	-12%	-8%	-2%	-2%
Snacks and Pet Care	-4%	-6%	0%	2%
Fabric Care and Home Care	-6%	-9%	0%	3%
Baby Care and Family Care	-2%	-8%	0%	6%
Total P&G	-8%	-9%	0%	1%

Core EPS:  This is a measure of the Company’s earnings per share excluding the net tax benefits from a number of significant adjustments to tax reserves during fiscal year 2008 and the net impact from the sale of the Folgers business. The net impact from the sale of the Folgers business includes the results of the Folgers business reflected in discontinued operations, the gain on the sale of the Folgers business, and incremental restructuring charges incurred to offset the dilutive impact of the Folgers divestiture.  These incremental restructuring charges represent restructuring costs incurred beyond the level expensed during the base period which were consistent with the Company’s ongoing restructuring plans. We do not view these items to be part of our sustainable results. Management believes this measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. The table below provides a reconciliation of reported diluted net earnings per share to core earnings per share:

	JFM 08	JFM 09
Diluted Net Earnings Per Share	$0.82	$0.84
Folgers Results and Gain on the Folgers Transaction	$(0.02)	$(0.01)
Diluted Net Earnings - Continuing Operations Per Share	$0.80	$0.83
Significant Adjustments to Tax Reserves	-	-
Incremental Folgers-related Restructuring Charges	-	$0.03
Core EPS	$0.80	$0.86
Core EPS Growth		8%

Free Cash Flow: Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management.  The reconciliation of free cash flow and free cash flow productivity is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jan - Mar ‘09	$4,283	$(737)	$3,546	$2,613	136%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Nine Months Ended March 31
	2009	2008

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$3,313	$5,354

OPERATING ACTIVITIES
NET EARNINGS	10,965	9,059
DEPRECIATION AND AMORTIZATION	2,228	2,270
SHARE-BASED COMPENSATION EXPENSE	368	396
DEFERRED INCOME TAXES	110	1,065
GAIN ON SALE OF BUSINESSES	(2,384)	(218)
CHANGES IN:
ACCOUNTS RECEIVABLE	249	253
INVENTORIES	(313)	(1,077)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(1,013)	(268)
OTHER OPERATING ASSETS & LIABILITIES	(257)	(121)
OTHER	(30)	(164)

TOTAL OPERATING ACTIVITIES	9,923	11,195

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(2,158)	(1,852)
PROCEEDS FROM ASSET SALES	1,096	759
ACQUISITIONS, NET OF CASH ACQUIRED	(315)	36
CHANGE IN INVESTMENTS	116	(188)

TOTAL INVESTING ACTIVITIES	(1,261)	(1,245)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(3,708)	(3,385)
CHANGE IN SHORT-TERM DEBT	(444)	1,739
ADDITIONS TO LONG-TERM DEBT	4,926	6,534
REDUCTIONS OF LONG-TERM DEBT	(2,190)	(10,227)
TREASURY STOCK PURCHASES	(6,365)	(8,035)
IMPACT OF STOCK OPTIONS AND OTHER	583	1,436

TOTAL FINANCING ACTIVITIES	(7,198)	(11,938)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(343)	371

CHANGE IN CASH AND CASH EQUIVALENTS	1,121	(1,617)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,434	$3,737

Certain amounts for prior periods were reclassified to conform with the fiscal 2009 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	March 31, 2009	June 30, 2008

CASH AND CASH EQUIVALENTS	$4,434	$3,313
ACCOUNTS RECEIVABLE	5,744	6,761
TOTAL INVENTORIES	7,615	8,416
OTHER	4,215	6,025
TOTAL CURRENT ASSETS	22,008	24,515

NET PROPERTY, PLANT AND EQUIPMENT	18,531	20,640
NET GOODWILL AND OTHER INTANGIBLE ASSETS	87,445	94,000
OTHER NON-CURRENT ASSETS	4,411	4,837

TOTAL ASSETS	$132,395	$143,992

ACCOUNTS PAYABLE	$5,138	$6,775
ACCRUED AND OTHER LIABILITIES	7,996	10,154
TAXES PAYABLE	1,329	945
DEBT DUE WITHIN ONE YEAR	18,366	13,084
TOTAL CURRENT LIABILITIES	32,829	30,958

LONG-TERM DEBT	20,452	23,581
OTHER	18,339	19,959
TOTAL LIABILITIES	71,620	74,498

TOTAL SHAREHOLDERS' EQUITY	60,775	69,494

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$132,395	$143,992

Certain amounts for prior periods were reclassified to conform with the fiscal 2009 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	JFM QUARTER			FYTD

	JFM 09	JFM 08	% CHG	3/31/2009	3/31/2008	% CHG
NET SALES	$18,417	$20,026	(8)%	$60,367	$60,863	(1)%
COST OF PRODUCTS SOLD	9,161	9,679	(5)%	29,631	28,964	2%
GROSS MARGIN	9,256	10,347	(11)%	30,736	31,899	(4)%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	5,526	6,334	(13)%	18,186	18,998	(4)%
OPERATING INCOME	3,730	4,013	(7)%	12,550	12,901	(3)%
TOTAL INTEREST EXPENSE	336	364		1,029	1,112
OTHER NON-OPERATING INCOME, NET	93	10		520	396
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,487	3,659	(5)%	12,041	12,185	(1)%
INCOME TAXES	902	1,009		3,219	3,337

NET EARNINGS FROM CONTINUING OPERATIONS	2,585	2,650	(2)%	8,822	8,848	(0)%

NET EARNINGS FROM DISCONTINUED OPERATIONS	28	60	(53)%	2,143	211	916%

NET EARNINGS	2,613	2,710	(4)%	10,965	9,059	21%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	25.9%	27.6%		26.7%	27.4%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$0.87	$0.85		$2.93	$2.82
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$0.01	$0.02		$0.72	$0.07
BASIC NET EARNINGS	$0.88	$0.87		$3.65	$2.89

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.83	$0.80	4%	$2.78	$2.66	5%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$0.01	$0.02		$0.68	$0.06
DILUTED NET EARNINGS	$0.84	$0.82	2%	$3.46	$2.72	27%

DIVIDENDS	$0.40	$0.35	14%	$1.20	$1.05	14%
AVERAGE DILUTED SHARES OUTSTANDING	3,104.6	3,301.2		3,172.9	3,332.5

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	49.7%	48.3%	140	49.1%	47.6%	150
GROSS MARGIN	50.3%	51.7%	(140)	50.9%	52.4%	(150)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.0%	31.7%	(170)	30.1%	31.2%	(110)
OPERATING MARGIN	20.3%	20.0%	30	20.8%	21.2%	(40)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	18.9%	18.3%	60	19.9%	20.0%	(10)
NET EARNINGS FROM CONTINUING OPERATIONS	14.0%	13.2%	80	14.6%	14.5%	10

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended March 31, 2009
			Earnings From		Net Earnings
		% Change	Continuing	% Change	From	% Change
		Versus	Operations Before	Versus	Continuing	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Operations	Year Ago

Beauty GBU
Beauty	$4,310	-9%	$702	-10%	$504	-14%
Grooming	1,652	-16%	434	-21%	306	-24%

Health and Well-Being GBU
Health Care	3,226	-12%	878	-7%	564	-9%
Snacks and Pet Care	764	-4%	93	-4%	51	-14%

Household Care GBU
Fabric Care and Home Care	5,381	-6%	1,134	-2%	726	-7%
Baby Care and Family Care	3,456	-2%	693	-6%	423	-10%

Total Business Segments	18,789	-8%	3,934	-8%	2,574	-12%
Corporate	(372)	N/A	(447)	N/A	11	N/A
Total Company	18,417	-8%	3,487	-5%	2,585	-2%

	Nine Months Ended March 31, 2009

			Earnings From		Net Earnings
		% Change	Continuing	% Change	From	% Change
		Versus	Operations Before	Versus	Continuing	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Operations	Year Ago

Beauty GBU
Beauty	$14,367	-1%	$2,705	-3%	$2,056	-5%
Grooming	5,802	-6%	1,663	-6%	1,200	-6%

Health and Well-Being GBU
Health Care	10,461	-5%	2,818	-5%	1,868	-6%
Snacks and Pet Care	2,362	1%	286	1%	169	-5%

Household Care GBU
Fabric Care and Home Care	17,661	0%	3,419	-10%	2,210	-14%
Baby Care and Family Care	10,694	4%	2,165	5%	1,355	3%

Total Business Segments	61,347	-1%	13,056	-5%	8,858	-7%
Corporate	(980)	N/A	(1,015)	N/A	(36)	N/A
Total Company	60,367	-1%	12,041	-1%	8,822	0%

JANUARY - MARCH NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	-5%	-4%	-9%	5%	0%	-9%
Grooming	-9%	-9%	-12%	7%	-2%	-16%

Health and Well-Being GBU
Health Care	-6%	-5%	-8%	5%	-3%	-12%
Snacks and Pet Care	-6%	-6%	-6%	10%	-2%	-4%

Household Care GBU
Fabric Care and Home Care	-5%	-5%	-9%	9%	-1%	-6%
Baby Care and Family Care	0%	0%	-8%	6%	0%	-2%

Total Company	-5%	-5%	-9%	7%	-1%	-8%

FISCAL YEAR 2009/2008 NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	-1%	0%	-2%	2%	0%	-1%
Grooming	-5%	-5%	-4%	4%	-1%	-6%

Health and Well-Being GBU
Health Care	-3%	-2%	-3%	4%	-3%	-5%
Snacks and Pet Care	-3%	-3%	-3%	9%	-2%	1%

Household Care GBU
Fabric Care and Home Care	-3%	-3%	-3%	6%	0%	0%
Baby Care and Family Care	1%	3%	-2%	6%	-1%	4%

Total Company	-2%	-2%	-3%	5%	-1%	-1%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.